FORM OF
                                  SUPPLEMENT TO
                          INVESTMENT ADVISORY CONTRACT

                PIMCO Funds: Pacific Investment Management Series
                            840 Newport Center Drive
                         Newport Beach, California 92660

                             ________________, 2000

Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California 92660

RE:      PIMCO California Municipal Bond Fund
         PIMCO Short-Term Emerging Markets Portfolio

Dear Sirs:

         This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company (the "Adviser") as follows:


         1. This Trust is an open-end investment company organized as a Massachusetts business trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The PIMCO California
Municipal Bond Fund and PIMCO Short-Term Emerging Markets Portfolio (the "Portfolios") are separate investment portfolios of the Trust.

         2. The Trust and the Adviser have entered into an Investment Advisory Contract ("Contract") dated May 5, 2000, pursuant to which the Trust has employed the Adviser to provide investment advisory and other services specified in the Contract, and the Adviser has accepted such employment.

         3. As provided in paragraph 2 of the Contract, the Trust hereby appoints the Adviser to serve as Investment Adviser with respect to the Portfolios, and the Adviser accepts such appointment, the terms and conditions of such employment to be governed by the Contract, which is hereby incorporated herein by reference.

         4. As provided in paragraph 6 of the Contract and subject to further conditions as set forth therein, the Trust shall with respect to each Portfolio pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus or Offering Memorandum for determining net asset value per share) of the net assets of the Portfolio during the preceding month, at an annual rate of 0.25% for the California Municipal Bond Fund, and at an annual rate of 0.02% for the Short-Term Emerging Markets Portfolio.

         5. This Supplement and the Contract shall become effective with respect to each Portfolio on ______________, ______ and shall continue in effect with respect to each Portfolio for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract may be terminated with respect to a Portfolio at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940
Act).



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If the foregoing  correctly  sets forth the agreement  between the Trust and the
Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                         Very truly yours,

                                         PIMCO FUNDS: PACIFIC INVESTMENT
                                         MANAGEMENT SERIES


                                         By:  ________________________________
                                                Title:  President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY


By:      _________________________________
         Title:  Managing Director